Wilcom

P.O. BOX 508, LACONIA, NEW HAMPSHIRE 03247

May 7, 2009

Mr. Charles H. House,
Non-Executive Chairman of the Board of Directors
and
Members of the Board of Directors
TII Network Technologies, Inc.
141 Rodeo Drive
Edgewood, NY 11717

Dear Mr. House and Members of the Board:

I am writing on behalf of the Board of Directors of Wilcom, Inc. to explore the interest you, your Board of Directors and management team would have in a potential business combination or other strategic relationship between TII Network Technologies, Inc. and Wilcom. We contemplate a transaction whereby Wilcom would acquire all of the outstanding shares of TII common stock in an all-cash transaction. Based on TII's publicly-available information, we have arrived at an initial value of $1.00 per share which represents a premium of 47% to the closing price of TII's common stock of $0.68 on May 6, 2009.

Wilcom has been manufacturing telephone line test equipment and transmission products since 1967 from our principal manufacturing facilities in Belmont, New Hampshire. Our products include one-of-a-kind optical fiber and hard-to-find telecommunications test sets. The telephone, CATV and LAN industries use Wilcom devices for testing, maintaining and installing networks and also purchase our transmission repeaters, line-powered amplifiers and loop extenders. Our products are sold through a base of international and domestic distributors and manufacturer's representatives extending from the United States to the Pacific Rim, Canada, Europe and Latin America. More than 95% of our revenue comes from repeat business. We have been privately-held since 1998.

As you may recall, in the fourth quarter of 2006, TII had expressed interest in combining some of our respective businesses and assets. Ultimately, your Board decided not to pursue such a business combination with Wilcom. We were told your Board determined that it had better opportunities for the deployment of its capital and the enhancement of stockholder value. Now, more than two years since those business combination discussions ended, it is clear to us that your efforts to enhance stockholder value have fallen short, your stock price has dropped significantly, your sales have declined and the costs of being a micro cap public reporting company have increased substantially. We believe that the combination of the businesses of TII and Wilcom in the business combination transaction that we are proposing would be welcomed by your management and stockholders.

In connection with our expression of interest, we wish to advise you of our strong interest in the continuity of TII's present management team, and we are prepared to discuss various possible means of assuring the continued participation of the company's personnel.

73 Daniel Webster Highway, Belmont, NH 03220
Tel: (603) 524-2622 / (800) 222-1898 (USA only) * Fax: (603) 524-3735
Web Site: www.wilcominc.com

We have dedicated considerable time and resources to an analysis of a potential transaction. Due to the significance of the value-realization opportunity that we would be making available to your stockholders, we hope that the TII Board, in the exercise of its fiduciary duties, will engage in a complete and careful review of our expression of interest and will ultimately determine, after giving it the requisite serious consideration that it deserves, that the business combination transaction that we are suggesting is in the best interests of all stockholders.

Our objective is to work with you in a professional and constructive manner to complete this transaction so that its full potential can be realized and the best interests of all of our stockholders can be served. My leadership team and I would be happy to make ourselves available to meet with you and your Board at your earliest convenience. Our outside counsel stand ready to meet with your counsel at their earliest convenience.

We hope that you and your Board share our enthusiasm, and we look forward to a prompt and favorable reply so that Wilcom can proceed promptly with TII toward a business combination on a mutually acceptable and friendly basis. We trust that, upon thoughtful consideration of our expression of interest, you will agree that the business combination that we are suggesting will be advantageous to all concerned and ought to be accomplished.

We believe that this letter would be of significant interest to your stockholders. Accordingly, our intention is to publicly release the text of this letter tomorrow morning.

Sincerely yours,

Charles S. Holmes
Chairman of the Board
Wilcom, Inc.

THIS LETTER IS A NON-BINDING EXPRESSION OF INTEREST ONLY AND IS NOT INTENDED TO CREATE ANY CONTRACTUAL RELATIONSHIP OR OTHER BINDING AGREEMENT BETWEEN WILCOM INC. AND TII NETWORK TECHNOLOGIES, INC. THIS LETTER IS DESIGNED TO ONLY SERVE AS A BASIS FOR DISCUSSIONS OF A POSSIBLE TRANSACTION BETWEEN WILCOM AND TII AND NOTHING HEREIN SHALL BE (I) BINDING UPON WILCOM OR ANY OF ITS AFFILIATES, (II) CONSTRUED AS CREATING ANY LEGALLY BINDING RIGHTS OR OBLIGATIONS ON WILCOM OR ANY OF ITS AFFILIATES, WHICH RIGHTS OR OBLIGATIONS SHALL ARISE ONLY IF, AS AND WHEN DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE MUTUALLY ACCEPTABLE TO BOTH COMPANIES IS NEGOTIATED AND EXECUTED AND DELIVERED, OR (III) CONSTRUED AS AN OFFER BY WILCOM OR ANY OR ITS AFFILIATES. NEITHER THIS LETTER NOR ANY ACTION TAKEN IN CONNECTION WITH THE MATTERS REFERRED TO IN THIS LETTER SHALL BE CONSTRUED AS IMPOSING ON WILCOM OR ANY OF ITS AFFILIATES ANY OBLIGATION TO PURSUE OR CONTINUE ANY DISCUSSIONS OR NEGOTIATIONS OR NEGOTIATE ANY AGREEMENT, AND WILCOM SHALL BE FREE AT ANY TIME AND FOR ANY REASON, IN ITS SOLE DISCRETION, TO TERMINATE DISCUSSIONS AT ANY TIME PRIOR TO THE EXECUTION OF DEFINITIVE AGREEMENTS.